Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Investors:
Scott Phipps, Director, Investor Relations, (210) 626-4882
Media:
Lynn Westfall, SVP of External Affairs and Chief Economist, (210) 626-4697
Tesoro Corporation Announces Preliminary Fourth Quarter Results
     SAN ANTONIO — January 14, 2009 — Tesoro Corporation (NYSE:TSO) announced today that it expects fourth quarter 2008 earnings per share in the range of $0.60 to $0.75 per share, which includes net one-time adjustments of approximately $(0.29) per share. The one-time adjustments, using a marginal tax rate of 38%, include a $(0.41) per share after-tax accrual for doubtful accounts receivable, partially offset by an accrual reversal of $0.12 per share after-tax following a reduction in estimated costs associated with asset retirement obligations. In the course of our review of accounts receivable, we identified one material account as to which collection in the ordinary course of business was deemed to be unlikely. As a matter of prudence, we have fully reserved the account although rigorous collection efforts are being pursued.
     Expected earnings in the fourth quarter were positively impacted by:
•	Better capture rates as enhanced crude flexibility provided increased opportunities to purchase crude oil at discounts to regional benchmarks.

•	A widening of industry benchmark margins beginning around mid-December occurred as unplanned refinery maintenance on the West Coast led to historically low inventory of gasoline supply.

•	Better marketing and retail margins.
Operating Results
          For the fourth quarter 2008, total throughput is expected to be approximately 555,000 barrels per day versus our guidance of 575,000 barrels per day. Lower rates were mainly due to the December coker disruption at Los Angeles and unplanned downtime at Anacortes. The Company estimates its fourth quarter 2008 gross margin, excluding the significant one-time adjustments, will be approximately $12.00 to $12.50 per barrel or 135% of the TSO benchmark index of $9.21 per barrel. Retail margins in the fourth quarter 2008 were consistent with those realized in the third quarter 2008.
Fourth Quarter 2008 Earnings Release Details
          The Company will release earnings for the fourth quarter and full year 2008 on Thursday evening, February 19, 2009. The Company will broadcast, live, its conference call with analysts regarding fourth quarter and full year 2008 results and other business matters at 8:00 a.m., CST, on Friday, February 20, 2009. Interested parties may listen to the live conference call over the Internet by logging on to http://www.tsocorp.com, or via phone by dialing (888) 241-0558 (international dial-in: (647) 427-3417). A replay of the call will be available for thirty days, and may be accessed via phone by dialing (800) 678-0453 (international replay: (402) 220-1458) and entering passcode 81028143.
          Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 660,000 barrels per day. Tesoro’s retail-marketing system includes over 870 branded retail stations, of which over 380 are company operated under the Tesoro®, Shell®, Mirastar® and USA Gasoline™ brands.
          This earnings release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning the market environment, and our expectations about Tesoro’s unaudited fourth quarter 2008 financial result. The final fourth quarter 2008 financial results could be subject to certain audit adjustments. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission.